UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2018

ServiceSource International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 17th St., 5th Floor

Denver, CO 80202

(Address of principal executive offices, including zip code)

(720) 889-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed on December 7, 2018 with the Securities and Exchange Commission (the “Original Form 8-K”), on December 4, 2018, ServiceSource International, Inc. (the “Company”) announced that Gary B. Moore, Chairman of the Company’s Board of Directors, was appointed to also serve as the Company’s Chief Executive Officer (“CEO”). The Original Form 8-K contained certain agreed terms of Mr. Moore’s service to the Company. As disclosed in the Original Form 8-K, the Company anticipated that it would include the terms of Mr. Moore’s employment arrangement in the form of a written employment agreement, which written agreement was entered into between the Company and Mr. Moore on January 22, 2019 (the “Employment Agreement”).

The Employment Agreement provides that:

(i)	Mr. Moore will receive a base annual salary of $750,000, and will be paid a cash bonus of $150,000 in January 2019.

(ii)

For the 2019 fiscal year and beyond, Mr. Moore will be eligible to receive a target cash bonus of $250,000, based on achievement targets to be determined by the Company’s Board of Directors or its Compensation Committee.

(iii)

In the event Mr. Moore’s employment with the Company is terminated for any reason (except within six months following a Change of Control), Mr. Moore will not be eligible to receive any cash payments, equity vesting acceleration or other severance benefit.

(iv)	Upon a Change of Control of the Company, all of Mr. Moore’s outstanding unvested equity grants (with the exception of the Board Service Equity Grants) will immediately become vested in full.

(v)

If Mr. Moore’s employment terminates for any reason within six months following a Change of Control, he will be entitled to: (a) severance payments in an aggregate amount equal to nine months of his then-current annual base salary; (b) an amount equal to 100% of his then-applicable annual cash bonus target; and (c) a lump sum payment in an amount equal to nine times the monthly premium for COBRA continuation coverage for himself, and any eligible spouse and/or dependents, whether or not he actually elects COBRA continuation coverage.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full and complete terms of the Employment Agreement, which is included as Exhibit 10.1 to this amendment to the Original Form 8-K and incorporated herein by reference. Capitalized terms not defined herein have the meanings given them in the Employment Agreement.

On December 7, 2018, the Compensation Committee approved the following equity awards to Mr. Moore in connection with his service as CEO:

(i)

Stock options to purchase up to 1,000,000 shares of the Company’s common stock, vesting as to 50% of the underlying shares on the first anniversary of the date of grant, and thereafter in 12 equal monthly installments; and

(ii)	500,000 restricted stock units (“RSUs”), vesting as to 50% of the underlying shares on each of the first and second anniversaries of the grant date.

Vesting of the stock options and the RSU awards will be subject to Mr. Moore’s continued service with the Company through each relevant date, except as otherwise provided in the Employment Agreement. In addition, Mr. Moore no longer receives cash compensation for service as a director and the Board Service Equity Grants will continue to vest in accordance with their terms.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated as of January 22, 2019 between ServiceSource International, Inc. and Gary B. Moore.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2019

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Patricia Elias
Name:	Patricia Elias
Title:	Executive Vice President, General Counsel